Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1, (this “Amendment”) dated as of July 16, 2009, amends that certain Rights Agreement dated as of March 7, 2003 (the “Rights Agreement”), between GameTech International, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).  Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WITNESSETH

WHEREAS, Section 27 of the Rights Agreement permits the Company, so long as the Rights are outstanding and then redeemable, to supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Company’s common stock;

WHEREAS, the rights remain redeemable pursuant to the terms of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company deems it to be in the best interest of the Company and its stockholders to amend the definition of “Acquiring Person” in the Rights Agreement to increase from 15% to 26.5% the minimum beneficial ownership interest in the Company’s outstanding common stock that would cause the current Chairman of the Board (as a “Grandfathered Person”) to become an Acquiring Person (thus permitting the current Chairman of the Board to acquire up to 26.5% of the Company’s common stock before triggering the dilutive effect of the rights under the Rights Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

1.  Section 1(a) of the Rights Agreement shall be amended and restated to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” (as defined in this Section 1(a)) became or has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned an amount or percentage of Common Shares that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer otherwise qualify as an “Acquiring Person” under this Agreement; (ii) if, as of the date hereof or at any time after the date hereof and prior to the first public announcement of the adoption of this Agreement, any Person (other than a Grandfathered Person, as defined and addressed in clause (iii) immediately below) is or becomes the Beneficial Owner of 15% or more of the Common Shares then outstanding (an “Existing 15% Holder”), such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of an additional 1.0% or more of the Common Shares then outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding; provided, however, that the exception (from qualification as an “Acquiring Person” under this Agreement) provided in this clause (ii) shall not apply to any Person who or which is not an Affiliate or Associate of an Existing 15% Holder on the date of the first public announcement of the adoption of this Agreement and who or which subsequently acquires direct or indirect control of an Existing 15% Holder without the prior written approval of the Board of Directors of the Company; (iii) if, as of February 25, 2003, any individual (other than an Existing 15% Holder, as defined and addressed in clause (ii) immediately above) on such date both (A) was a member of the Board of Directors of the Company and (B) beneficially owned 15% or more of the Common Shares then outstanding (a “Grandfathered Person”), such individual shall not be deemed to be, to have become or to become an “Acquiring Person” unless and until such time as such Person shall, after February 25, 2003, become the Beneficial Owner of an additional 1.0% or more of the Common Shares then outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 26.5% or more of the Common Shares then outstanding; and (iv) no Person shall become an “Acquiring Person” solely as the result of the purchase or acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% (or such other percentage as would otherwise result in such person becoming an “Acquiring Person” under this Section 1(a)) or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or such other percentage) or more of the Common Shares then outstanding by reason of such share purchase or acquisition by the Company (as addressed in clause (iv) of this Section 1(a)) and such Person shall thereafter become the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own 15% (or such other percentage as would otherwise result in such person becoming an “Acquiring Person” under this Section 1(a)) or more of the Common Shares then outstanding.

2.  Except as expressly set forth herein, the provisions of the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.

3.  By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

4.  The parties intend that this Amendment be enforced and interpreted as written. If, however, any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

6.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date, when each party hereto shall have received a counterpart hereof signed by the other party hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized officers as of the year and day first above written.

GAMETECH INTERNATIONAL, INC.

By: _____________________________

Name:  Jay M. Meilstrup
Title: Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By: _____________________________

Name: Asa Drew
Title: Vice President